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                                   EXHIBIT 11
                                   ----------

                 Statement re: Computation of Earnings Per Share
                    (In thousands, except Earnings per Share

     Adjusted for the four for three stock split in the form of a stock dividend that took place on August 24, 2001)

                                              Three Months Ended
                                           March 31,       March 31,
                                             2002            2001
                                           ---------      ---------
Net income                                    $  145         $  152
Average Shares Outstanding                     2,997          2,997
Basic Earnings Per Share                      $ 0.05         $ 0.05

Net income                                    $  145         $  152
Average Shares Outstanding before the
    effect of options                          2,997          2,997
Effect of Options                                 20             --
Average Shares Outstanding including
    options                                    3,017          2,997
Diluted Earnings Per Share                    $ 0.05         $ 0.05